Exhibit 10.10

ACROSEC LTD.

INDEPENDENT CONSULTANT AGREEMENT

This Agreement is entered into as of this 28 day of March, 2007 between ACROSEC LTD., (“Acrosec” or the “Company”), a company organized under the laws of the State of Israel, whose principal business address is located at 37 Inbar St., Caesarea, 30889, Israel and M.G-NET Ltd. (the “Consultant”), an Israeli Company.

WITNESSETH

WHEREAS, the Company is in the business of products developments for the detection of peroxide-based explosives for the homeland security market (the “Business”); and

WHEREAS, Consultant represents that Gadi Aner possesses certain experience, ability and skills relating to the Company’s Business to render the management consulting services; and

WHEREAS, the Consultant, solely through the services of Gadi Aner, has been and is in the business of providing management consulting services; and

WHEREAS, the Consultant has been provided the services of Gadi Aner for the purpose of serving as the acting Chief Executive Officer and the Chairman of the Board of Directors of the Company and the parent company of the Company, Acro Inc. (the “Parent Company”); and

WHEREAS, the Company desires to retain Consultant to provide services of Gadi Aner as an independent contractor; and

WHEREAS, Consultant desires to accept such offer of engagement by the Company for the purpose of having Gadi Aner provide management services as an Acting Chief Executive Officer and Chairman of the Company and the Parent Company, pursuant to the terms and conditions set forth below;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto do agree as follows:

1.	Retention of Consultant

        Subject to the terms and conditions set forth herein, the Company hereby retains Consultant to provide the services of Gadi Aner to provide management consulting services to the Company, and Consultant hereby accepts such engagement.

2.	The Validity of The Agreement

        (a) The contractual relationship pursuant to this Agreement shall commence on April 1, 2007 (the “Effective Date”) and shall continue unless terminated in accordance with Section 2 (b).

        (b) Each party may terminate the contractual relationship pursuant to this Agreement upon prior written notice of 90 days (hereinafter referred to as “the Prior Notice Period”), subject to the provisions of clause (c) below; provided, however, for the avoidance of doubts, that a termination of the appointment of Consultant to provide services of Chief Executive Officer, shall not be deemed as termination of this Agreement.

        (c) The Company undertakes that it shall not terminate the contractual relationship pursuant to this Agreement prior to the end of the Prior Notice Period, save in the circumstances set forth herein: (i) perpetration of a criminal offence, breach of trust or impairment to the Company, its monies, property, assets or employees by the Consultant; (ii) a breach of the Consultant’s undertakings with regard to confidentiality and non-use of inside information and non-competition, and/or a breach of its undertakings as set forth in clauses 7, 8 and 9 below vis-a-vis the Company, or impairment to its duties of fidelity to the Company; (iii) Gadi Aner’s death or disability (as defined herein) (subject to the provisions of clause (d) below), and (iv) the termination for cause (as defined herein) of Consultant’s retention by the Company;

        (d) For the purpose of this Section 2, “disability” shall mean any physical or mental illness or injury, as a result of which Consultant fails to render the services required of him pursuant to this Agreement, for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability shall be deemed to occur upon the end of such two-month period.

        (e) For the purpose of this Section 2, “cause” shall exist if Consultant (i) breaches any of the material terms or conditions hereof including without limitation, any of the terms of Sections 7, 8, or 9; (ii) engages in willful misconduct or acts in bad faith; or (iii) commits a criminal offense, or perpetrates a common law fraud against the Company.

3.	Compensation

     3.1        Subject to the performance of the services required to be rendered hereunder by Consultant, the Company shall pay to Consultant: (i) to the extent the Consultant is appointed by the Company or the Parent to provide the services of Gadi Aner as Chief Executive Officer, and as long as such appointment is not terminated, a gross monthly fee of US $5,280, plus Value Added Tax, and (ii) for its services as Chairman of the Parent a gross monthly fee of US $5,280 plus Value Added Tax (the “Compensation”).

     3.2        The Consultant shall provide the Company with an invoice (“Heshbonit Mas”) regarding the Services at the end of each calendar month under this Agreement, issued in accordance with Israeli law, and the Company will pay Consultant the Compensation within 7 days from the receipt of any such invoice.

     3.4        The Consultant shall pay any and all taxes, duties, fees and/or other impositions that may be levied pursuant to relevant law upon the Consultant with regard to the provision of the Services under this Agreement, including, but not limited to Income Tax, and the amounts of the aforesaid payments shall be deemed to have been included in the Compensation.

4.	Services

        Consultant shall provide all the following Consulting Services:

    (a)        Consultant shall render management consulting services to the Company, on such matters within the experience and expertise of Consultant, as may be mutually agreed upon by Consultant and the Company, including but not limited to serving as the Chief Executive Officer and Chairman of the Company. In addition, the Consultant will serve as the Chief Executive Officer and Chairman of the Parent Company, without being entitled to any additional compensation other than the Compensation to which it is entitled pursuant to this Agreement.

    (b)        Consultant shall make the services of Gadi Aner, as Chairman, available during normal business hours, as necessary, and to the extent the Consultant is appointed by the Company or the Parent to provide the services of Gadi Aner as Chief Executive Officer, Consultant shall make the services of Gadi Aner available on a full time basis.

    (c)        Any consulting services provided by Consultant hereunder shall be provided solely by Gadi Aner.

5.	Expenses

        Consultant is authorized to incur reasonable expenses for promoting the Business of the Company, within previously approved budgets, upon submission of a monthly statement of documented expenses. This includes, without limitation, vehicle usage (unless a car is provided by the Company, and is such event the Company will cover all the operating expenses of the car), full use of cellular phone (unless a phone is provided by the Company), use of one dedicated telephone/data line at home, payment of expenses incurred when traveling abroad, per diem payments for travel abroad, in accordance with the Company’s traveling policy.

6.	Status of Parties

        Consultant shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company.

7.	Proprietary Rights and Information

     7.1        The Consultant and Gadi Aner agree and declare that all intellectual assets, including but not limited to trade secrets, inventions and know-how, patents and other rights in connection therewith developed by or with the contribution of Consultant’s efforts during the term of this Agreement and in connection with the provision of the Services, shall be the sole property of the Company and the Parent Company and the Consultant and Gadi Aner shall execute all documents necessary to assign such proprietary rights to the Company and to the Parent Company.

     7.2        Consultant and Gadi Aner shall promptly disclose to the Company in such form and manner as the Company may reasonably require all inventions, systems, services and other information or data conceived, originated, discovered or developed by the Consultant hereunder in connection with the provision of the Services. It is understood that such information is proprietary in nature and shall (as between the Company and Consultant) be for the exclusive use and benefit of the Company.

     7.3        The Consultant’s and Gadi Aner’s undertakings pursuant to this clause shall also remain in force after the termination of the contractual relationship

8.	Secrecy, Nondisclosure and Non-Use Of Inside Information

     8.1        The Consultant and Gadi Aner hereby undertake to the Company and/or the Parent Company (for the purposes of this clause 8, the Company and the Parent Company are hereinafter referred to as “the Company”) to maintain absolute confidentiality and not to disclose and not to convey to any person and/or entity whatsoever and not to use for its own purposes and/or for the purposes of others any trade, technological or industrial information relating to any business, operations or affairs of the Company, including all information, whether written or oral, relating to the Company, its products, customers and business, commercial and technological secrets, or any other information the disclosure whereof is likely to result in damage to the Company, or in an advantage to competitors, which reached or shall reach the Consultant’s knowledge, whether directly or indirectly, whether in Israel or abroad, during the course and/or in consequence of, its engagement by the Company (“Confidential Information”).

     8.2        If the Consultant or Gadi Aner are required to disclose any Confidential Information pursuant to the provisions of any relevant law – the Consultant and Gadi Aner shall not disclose such information without first notifying the Company of such requirement and cooperating with the Company regarding such disclosure.

     8.3        Immediately upon termination of the validity of this Agreement, the Consultant and Gadi Aner shall deliver and/or return to the Company every asset belonging to the Company, including, but without prejudice to the generality of the aforegoing, documents, equipment, drawings, plans, formulas, products, samples, designs and the like and all copies thereof, including the data stored on magnetic or optic media. Data and software stored on magnetic and other media that cannot be returned, shall be destroyed together with all copies thereof.

     8.4        The Consultant and Gadi Aner undertakes that they shall not howsoever use, disclose, convey or deliver, whether himself or through anyone on its behalf, whether directly or indirectly, any information in respect of a development in the Company and/or the change in its position and/or an anticipated development or change and/or any other information which is not known to the public relating to the price of the Company’s securities and which, had the public become aware of it, would have resulted in a significant change in the price of the Company’s securities.

     8.5        The Consultant and Gadi Aner undertake that they shall not give inside information or an opinion about a security of the Company, when they have such inside information, to a person whom they know, or have a reasonable basis to assume, will use the inside information or exploit the opinion for the purposes of a transaction or deliver such to another.

     8.6        The Consultant and Gadi Aner hereby undertake to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in its possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above.

     8.7        The Consultant and Gadi Aner acknowledge that all of the secrets, information, data or documents aforementioned in this Section are essential commercial and proprietary information of the Company, which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

     8.8        The Consultant and Gadi Aner undertake that they shall not execute a transaction in a security of the Company when they have inside information.

     8.9        The Consultant’s and Gadi Aner’s undertakings pursuant to this Section shall also remain in force after the termination of the contractual relationship, without any limitation.

9.	Non-Competition

     9.1        Consultant and Gadi Aner agree that, during the term of this Agreement and for a period of one (1) year after the termination of its consulting services to the Company, they will not, directly or indirectly, including, as the case may be, through relatives, bodies corporate, or trusts;

     (i)        anywhere in the world work for, advise or interest himself in, be connected with or engage, whether as an employee or consultant, whether for consideration or otherwise, whether as a self-employed or salaried, in any projects which are competitive to significant projects relating to Business in which the Company is engaged or is actively contemplating engaging during the term of this Agreement or at the time of such termination, unless otherwise specifically permitted under this Agreement;

     (ii)        hire, engage or employ or solicit, or contact or communicate with for the purposes of hiring, employing or engaging, any person who is then or was an employee of the Company at any time within the one – year period immediately prior thereto.

     9.2        The restrictions in subsection 9.1. shall not apply to any activities that are consented to, in writing, by the Company – after disclosure by Consultant of its proposed activities.

     9.3        Notwithstanding anything contained in this Section 9 to the contrary, if the period of time or the geographical area specified under subsection 9.1 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area, and/or during such period of time, as shall be determined to be reasonable by such judicial proceeding.

     9.4        The Consultant and Gadi Aner declare and acknowledges that:

    9.4.1        Its obligations of protecting the confidentiality and non-competition provisions included in this agreement are fair, reasonable, and proportional, especially in light of the special compensation it receives under this Agreement, which is designed to protect the Company’s secrets and its confidential information, which constitute the essence of its protected business and commercial advantage, and in which significant capital investments were made.

    9.4.2        Breach of an obligation under this Section – shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, and the duty of good faith and fairness between the parties, shall harm the Company, and shall constitute a material breach of this Agreement and of the trade secrets, confidential business ties, confidential information, and other privileged interests of the Company.

    9.4.3        The Consultant and Gadi Aner declare that its obligations under this section, which are reasonable and proportional – do not prevent the Consultant from developing its general knowledge and professional expertise in the area of its business, with regard to those who are not customers and employees of the Company, and without usurping its trade secrets.

The provisions of Sections 7, 8 and 9 hereto shall apply and be in effect as of and from the Effective date.

10.	The Nature of The Contractual Relationship

     10.1        The Consultant and Gadi Aner warrant that they are free to enter into this Agreement upon these terms and conditions and that there are no restrictions that might prevent him from rendering the Services or performing its obligations hereunder.

     10.2        The Consultant and Gadi Aner warrant that they are aware that this Agreement is only an agreement for the provision of consultancy services on a strictly contractual basis, and does not create employer-employee relations between him and the Company and/or the Parent Company and does not confer upon him any rights save for those set forth herein.

     10.3        The Consultant shall attend to payment of the National Insurance contributions and any other payment imposed upon it as an independent contractor, and it shall be solely responsible in respect thereof. The Company shall be entitled to require the Consultant to produce evidence that such payments were effected.

     10.4        The Consultant and Gadi Aner undertake that they and/or anyone on their behalf shall not claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between them and the Company, and if it does so, it shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with, a claim as aforesaid, including advocates’ professional fees.

     10.5        Without prejudice to the generality of the aforesaid, it is hereby agreed that the Consultant or Gadi Aner shall not be entitled to receive from the Company severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof and/or any social benefits. Therefore if, notwithstanding the agreement of the parties and the Consultant’s and Gadi Aner’s informed undertaking under this Agreement, and for any reason whatsoever, a competent authority, including a judicial body, shall determine that the Consultant was, or is, the Company’s employee, the following provisions shall apply:

     10.5.1        In lieu of the Compensation that was paid to the Consultant from the Effective Date, Consultant shall be entitled a reduced consideration (gross) of 70% (Seventy percent) of the Compensation, which was paid to the Consultant under this Agreement (hereinafter the “Reduced Compensation”), retroactively from the Effective Date onwards.

     10.5.2        The Consultant will be obligated to return the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that Consultant was or is the Company’s employee – all additional payments, that the Consultant received from the Company exceeding the Reduced Compensation, as defined above (hereinafter the “Excess Amounts”).

     10.5.3        Each Excess Amount, that the Consultant will be obligated to return to the Company as mentioned above – shall bear interest and shall be linked to the Cost of Living Index on the Consultant’s pay day – as compared to the Index on the day such amount will be returned to the Company.

     10.5.4        The Company shall be entitled to set off such Excess Amounts against all amounts that the Consultant shall be entitled to under this Agreement, or under the decision of the Court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Consultant the rest of the amounts it is entitled to.

     10.6        It is hereby agreed that the Consultant’s warranties and undertakings in clauses 6 to 9 herein are a fundamental condition of the Company’s contractual relationship with the Consultant, and the Compensation which the Consultant shall receive pursuant to this Agreement has been calculated in accordance with said warranties and undertakings.

11.	Mutual Representations

        Each party hereto represents and warrants to the other that:

    (a)        The delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it or it is a party, or by which it or it is bound and (ii) does not require the consent of any person or entity.

    (b)        This Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, liquidation, and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in a proceeding in equity or at law).

12.	Waiver

        Failure to insist upon compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

13.	Severability

        The invalidity or unenforceability of any provision hereof shall in no way effect the validity or enforceability of any other provision. The parties to this Agreement agree and intend that this Agreement shall be enforced as fully as it may be enforced consistent with applicable statutes and rules of law.

14.	Benefit

        Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any Company which may acquire all or substantially all of the Company’s assets or business or with or into which the Company may be consolidated or merged, and to the benefit of, and be binding upon Consultant, its administrators and legal representatives.

15.	Entire Agreement

        This agreement fully and exhaustively expresses the parties’ understanding and consensus in respect of the subjects or matters dealt with herein, and it replaces and renders null and void any representation, agreement, negotiations, practice, memorandum of agreement, offers, discussion summaries, letters of intent and/or undertakings and any other document that prevailed or were exchanged between the parties (whether in writing or orally) on the said subject, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

16.	Notices

        Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the Israeli mail, as follows:

    (i)        if to Consultant: 18 Halevna Street, Timrat, 23840, Israel;

    (ii)        if to the Company: 37 Inbar St., Caesarea, 30899, Israel.

Each party may, by notice given in accordance with this Section 15 to the other party, designate another address or person for receipt of notices hereunder.

17.	Applicable Law

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without giving effect to principles of conflicts of law.

18.	Jurisdiction

        The parties agree that the District Courts located in Tel Aviv shall have jurisdiction to settle any disputes that may arise out of or in connection with this Agreement, and that, accordingly, any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such courts.

In witness whereof, the parties have executed this Agreement as of the date first above written.

ACROSEC LTD. By: /s/ Dan Elnathan —————————————— Name: Dan Elnathan Title: Director	M.G-NET Ltd. By: /s/ Gadi Aner —————————————— Name: Gadi Aner Title:

Agree and Accepted /s/ Gadi Aner —————————————— GADI ANER